Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATE: October 27, 2011

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Media Relations

CONTACT: Christina Reitano

PHONE: 724-539-5708

KENNAMETAL ANNOUNCES RECORD FIRST QUARTER 2012 RESULTS

AND DIVIDEND INCREASE

-   Record first quarter EPS of $0.88 and operating margin of 15.4 percent

-   All-time record adjusted ROIC of 16.2 percent

-   Increases dividend 17 percent to $0.14 per share

-   Increases EPS guidance to $3.60 to $3.85 from $3.50 to $3.80

LATROBE, Pa., (October 27, 2011) – Kennametal Inc. (NYSE: KMT) today reported a record fiscal 2012 first quarter earnings per diluted share (EPS) of $0.88 compared with prior year quarter reported EPS of $0.42. The prior year EPS included restructuring and related charges of $0.05. Prior September quarter record EPS were $0.57 at September 30, 2008.

Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said “Organic revenue growth of 17 percent for the quarter reflects ongoing customer demand on top of strong growth from the prior year quarter. For the September quarter, Kennametal again delivered record financial results, driven by increased sales volumes across our served end markets and geographies. At the same time, our company-specific initiatives provided additional sources of top-line growth and margin expansion during the period. This performance demonstrates that Kennametal’s global team continues to successfully execute our strategies, further strengthen our foundation and position the company to achieve higher levels of profitability and earnings.”

Fiscal 2012 First Quarter Key Developments

•

Sales were $659 million, compared with $529 million in the same quarter last year. Sales increased as a result of organic growth of 17 percent, a 7 percent favorable impact from foreign currency effects and a favorable impact from more business days.

•

Record operating income was $102 million compared with $58 million in the same quarter last year. The prior year operating income included restructuring and related charges of $4 million. Operating margin reached a first quarter record of 15.4 percent compared to the prior year previous quarterly record for adjusted operating margin of 11.7 percent. The improved margin was driven by higher sales volume and price realization, continued focus on cost containment and incremental restructuring benefits, partially offset by higher raw material costs.

•	First quarter record reported EPS were $0.88 compared with prior year quarter reported EPS of $0.42. The prior year EPS included restructuring and related charges of $0.05.

•

Cash outflow from operating activities was $7 million, compared with cash inflow of $26 million in the prior year. Net capital expenditures were $11 million for the quarter. Free operating cash flow for the current quarter was an outflow of $18 million compared with an inflow of $16 million in the prior year quarter. The primary drivers of the outflow were higher inventory levels and higher payments related to incentive compensation.

•	The company purchased 2 million shares of its common stock under a previously announced share repurchase program.

•	Adjusted ROIC was 16.2 percent as of September 30, 2011 and was an all-time company record. The previous all-time record for adjusted ROIC was 14.8 percent as of June 30, 2011.

Segment Developments for the Fiscal 2012 First Quarter

•

Industrial segment sales of $418 million increased by 26 percent from $331 million in the prior year quarter, driven by organic growth of 17 percent, favorable foreign currency effects of 8 percent and favorable impact of more business days. On an organic basis, sales increased in all served market sectors led by growth in general engineering of 22 percent and a 14 percent increase in transportation. On a regional basis, sales increased by approximately 24 percent in Europe, 19 percent in the Americas and 7 percent in Asia.

•

Industrial segment operating income was $73 million compared with $36 million for the same quarter of the prior year. Absent restructuring and related charges, Industrial operating income was $39 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volumes and price realization, partially offset by an increase in raw material costs. Industrial operating margin increased substantially from the prior year quarter to 17.4 percent from an adjusted operating margin of 11.8 percent in the prior year period.

•

Infrastructure segment sales of $241 million increased 21 percent from $199 million in the prior year quarter, driven by 17 percent organic growth and favorable foreign currency effects of 4 percent. The organic increase was driven by 19 percent higher sales of energy and related products, as well as a 14 percent increase in demand for earthworks products. On a regional basis, sales increased by approximately 25 percent in Asia, 16 percent in the Americas and 14 percent in Europe.

•

Infrastructure segment operating income was $33 million, compared with $27 million in the same quarter of the prior year. Absent restructuring and related charges, Infrastructure operating income was $28 million in the prior year quarter. Operating income grew primarily due to higher sales volumes and price realization, despite significantly higher raw material costs. Infrastructure operating margin was 13.5 percent compared to an adjusted operating margin of 14.0 percent in the prior year quarter.

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.

Recent Actions to Enhance Liquidity and Further Strengthen Financial Position

In October 2011, Kennametal further enhanced liquidity and strengthened its financial position by amending the company’s existing revolving bank credit facility. The amendment provides additional liquidity by increasing the size of the facility from $500 million to $600 million and extending the terms to October 2016. The amendment also provides for improved pricing. Financial covenants and other key provisions remain unchanged.

Outlook

Global economic conditions and worldwide industrial production are expected to continue to reflect moderate expansion. As such, Kennametal has maintained its fiscal 2012 organic sales growth guidance range of 10 percent to 12 percent and total sales growth range of 9 percent to 11 percent.

The company has increased its EPS guidance for fiscal 2012 to the range of $3.60 to $3.85 per share from the previous range of $3.50 to $3.80 per share.

Cash flow from operations is expected to be in the range of $330 million to $360 million for fiscal 2012 as compared to the previous range of $360 million to $380 million. Based on capital expenditures of approximately $100 million, the company expects to generate between $230 million to $260 million of free operating cash flow for the full fiscal year, from the previous range of $260 million to $280 million.

Dividend Increase Declared

Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.14 per share, which represents an increase of 17 percent, or $0.02, per share. The dividend is payable November 29, 2011 to shareowners of record as of the close of business on November 8, 2011.

Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.

First quarter results for fiscal 2012 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through November 28, 2011.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2012 and our expectations regarding future growth and financial performance are forward-looking statements. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2011, customers bought approximately $2.4 billion of Kennametal products and services – delivered by our approximately 11,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2011	2010

Sales	$658,877	$529,158
Cost of goods sold	407,817	340,418

Gross profit	251,060	188,740

Operating expense	145,989	125,020
Restructuring charges	-	3,260
Amortization of intangibles	3,461	2,948

Operating income	101,610	57,512

Interest expense	5,487	5,963
Other expense, net	574	1,911

Income from continuing operations before income taxes	95,549	49,638

Provision for income taxes	21,976	13,682

Net income	73,573	35,956
Less: Net income attributable to noncontrolling interests	1,587	1,035

Net income attributable to Kennametal	$71,986	$34,921

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings per share	$0.89	$0.43

Diluted earnings per share	$0.88	$0.42

Dividends per share	$0.12	$0.12

Basic weighted average shares outstanding	80,659	82,105

Diluted weighted average shares outstanding	81,808	82,689

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)	September 30, 2011	June 30, 2011

ASSETS
Cash and cash equivalents	$102,547	$204,565
Accounts receivable, net	420,704	447,835
Inventories	559,525	519,973
Other current assets	107,859	115,212

Total current assets	1,190,635	1,287,585
Property, plant and equipment, net	668,403	697,062
Goodwill and other intangible assets, net	645,689	663,607
Other assets	106,791	106,215

Total assets	$2,611,518	$2,754,469

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$310,987	$310,963
Accounts payable	186,805	222,678
Other current liabilities	263,105	307,880

Total current liabilities	760,897	841,521
Long-term debt and capital leases	1,734	1,919
Other liabilities	260,142	252,388

Total liabilities	1,022,773	1,095,828

KENNAMETAL SHAREOWNERS’ EQUITY	1,568,290	1,638,072
NONCONTROLLING INTERESTS	20,455	20,569

Total liabilities and equity	$2,611,518	$2,754,469

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,

(in thousands)	2011	2010

Outside Sales :
Industrial	$417,819	$330,658
Infrastructure	241,058	198,500

Total outside sales	$658,877	$529,158

Sales By Geographic Region:
United States	$286,736	$242,436
International	372,141	286,722

Total sales by geographic region	$658,877	$529,158

Operating Income :
Industrial	$72,685	$36,108
Infrastructure	32,554	26,503
Corporate (1)	(3,629)	(5,099)

Total operating income	$101,610	$57,512

(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Industrial operating income and margin, Infrastructure operating income and margin, net income and diluted earnings per share, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED SEPTEMBER 30, 2010 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income(2)	Diluted EPS

2011 Reported Results	$188,740	$125,020	$57,512	$34,921	$0.42
2011 Reported Operating Margin			10.9%
Restructuring and related charges	971	(22)	4,253	3,751	0.05

2011 Adjusted Results	$189,711	$124,998	$61,765	$38,672	$0.47

2011 Adjusted Operating Margin			11.7%

(in thousands, except percents)				Industrial Operating Income	Infrastructure Operating Income

2011 Reported Results				$36,108	$26,503
2011 Reported Operating Margin				10.9%	13.4%
Restructuring and related charges				2,913	1,340

2011 Adjusted Results				$39,021	$27,843

2011 Adjusted Operating Margin				11.8%	14.0%

(2) Represents amounts attributable to Kennametal shareowners

THREE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED)

(in thousands, except per share amounts)	Gross Profit	Operating Expense	Operating Income	Net Income	Diluted EPS

2009 Reported Results	$218,778	$153,682	$53,275	$35,467	$0.47
Restructuring and related charges	723	(10)	9,145	7,408	0.10

2009 Adjusted Results	$219,501	$153,672	$62,420	$42,875	0.57

FREE OPERATING CASH FLOW (UNAUDITED)				Three Months Ended September 30,
(in thousands)				2011	2010

Net cash flow (used for) provided by operating activities				$(7,238)	$26,428
Purchases of property, plant and equipment				(11,607)	(10,062)
Proceeds from disposals of property, plant and equipment				545	90

Free operating cash flow				$(18,300)	$16,456

RETURN ON INVESTED CAPITAL (UNAUDITED)

September 30, 2011 (in thousands, except percents)

Invested Capital	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	Average

Debt	$312,721	$312,882	$316,843	$316,379	$ 318,819	$315,529
Total equity	1,588,745	1,658,641	1,562,387	1,476,427	1,437,616	1,544,763

Total	$1,901,466	$1,971,523	$1,879,230	$1,792,806	$1,756,435	$1,860,292

		Three Months Ended
Interest Expense		9/30/2011	6/30/2011	3/31/2011	12/31/2010	Total

Interest expense		$5,487	$5,466	$5,767	$ 5,564	$22,284

Income tax benefit						5,125

Total interest expense, net of tax						$17,159

Total Income		9/30/2011	6/30/2011	3/31/2011	12/31/2010	Total

Net income attributable to Kennametal, as reported		$71,986	$86,655	$64,683	$ 43,469	$266,793
Restructuring and related charges		-	5,588	4,379	4,366	14,333
Noncontrolling interest		1,587	174	520	821	3,102

Total income, adjusted		$73,573	$92,417	$69,582	$ 48,656	$284,228

Total interest expense, net of tax						17,159

						$301,387
Average invested capital						$1,860,292

Adjusted Return on Invested Capital						16.2%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income attributable to Kennametal, as reported	$266,793
Total interest expense, net of tax	17,159

$283,952
Average invested capital	$1,860,292

Return on Invested Capital	15.3%

RETURN ON INVESTED CAPITAL (UNAUDITED)

June 30, 2011 (in thousands, except percents)

Invested Capital	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010	Average

Debt	$312,882	$316,843	$316,379	$318,819	$337,668	$320,518
Total equity	1,658,641	1,562,387	1,476,427	1,437,616	1,333,443	1,493,703

Total	$1,971,523	$1,879,230	$1,792,806	$1,756,435	$1,671,111	$1,814,221

		Three Months Ended
Interest Expense		6/30/2011	3/31/2011	12/31/2010	9/30/2010	Total

Interest expense		$5,466	$5,767	$5,564	$5,963	$22,760

Income tax benefit						4,757

Total interest expense, net of tax						$18,003

Total Income		6/30/2011	3/31/2011	12/31/2010	9/30/2010	Total

Net income attributable to
Kennametal, as reported		$86,655	$64,683	$43,469	$34,920	$229,727
Restructuring and related charges		5,588	4,379	4,366	3,751	18,084
Noncontrolling interest expense		174	520	821	1,035	2,550

Total income, adjusted		$92,417	$69,582	$48,656	$39,706	$250,361

Total interest expense, net of tax						18,003

						$268,364
Average invested capital						$1,814,221

Adjusted Return on Invested Capital						14.8%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income attributable to Kennametal, as reported	$229,727
Total interest expense, net of tax	18,003

$247,730
Average invested capital	$1,814,221

Return on Invested Capital	13.7%